Exhibit 10.3

AMENDED AND RESTATED

RETENTION AGREEMENT

This Amended and Restated Retention Agreement (the “Agreement”) is effective as of April 27, 2006 (the “Effective Date”), by and between Jon C. Engman (the “Employee”), and Saflink Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The Employee presently serves at the pleasure of the Board of Directors of the Company and performs significant strategic and management responsibilities necessary to the continued conduct of the Company’s business and operations.

B. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility or occurrence of a Change of Control (as defined below) of the Company.

C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment under the circumstances described herein which provide the Employee with enhanced financial security and provide sufficient incentive and encouragement to the Employee to remain with the Company following a Change of Control.

D. Certain capitalized terms used in the Agreement are defined in Section 3 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and as an additional inducement to Employee to continue his employment with the Company, the parties agree as follows:

1. Terms of Employment. The Company and the Employee agree that the Employee’s employment is “at will,” and that their employment relationship may be terminated by either party at any time, with or without cause, subject to the terms of this Agreement. If the Employee’s employment terminates for any reason prior to, upon or following a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

2. Severance Benefits.

(a) Involuntary Termination. If the Employee’s employment is terminated as a result of Involuntary Termination (as defined in Section 3(b) below) on or prior to the one year anniversary of the Effective Date, then the Employee shall be entitled to receive the following:

(i) the compensation, accrued but unused vacation and benefits earned by the Employee through the date of the Employee’s termination of employment;

(ii) a lump sum severance payment equal to twelve (12) months of salary determined on the basis of the Employee’s annual base salary rate in effect immediately prior to the Employee’s Involuntary Termination, payable within thirty (30) days following the date the Employee executes the release described in Section 2(e) (or on the date of the Employee’s termination of employment, if later);

(iii) to the extent the Employee holds any options to purchase shares of the Company’s capital stock which are not vested as of the date of such termination, then the vesting and exercisability of each outstanding option shall accelerate with respect to one hundred percent (100%) of the then unvested shares as of the date of such termination;

(iv) for a period of up to twelve (12) months after any termination under this Section 2(a), the Company shall reimburse the Employee for any COBRA premiums paid by the Employee for continued group health insurance coverage (the “Employment Benefits”). If the Employee’s medical coverage immediately prior to the date of termination of employment included the Employee’s dependents, the Company paid COBRA premiums shall include premiums for such dependents. Such Employment Benefits shall terminate upon the earlier of (A) twelve (12) months from the date of the Employee’s termination, or (B) upon commencement of new employment by the Employee.

(v) the Employee shall be entitled to receive the laptop or other portable computer device used by the Employee, if any, as of the date of termination; provided, the Employee first delivers such device to the Company for removal of all Company proprietary information.

(b) Voluntary Resignation. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination or a termination for Cause) at any time prior to the one year anniversary of the Effective Date, then the Employee shall be entitled to receive the severance and other benefits described in Section 2(a) above, provided, however, that the Employee shall have provided the Company with at least sixty (60) days written notice prior to the effective date of such resignation.

(c) Disability; Death. If, prior to the one year anniversary of the Effective Date, the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee (or the estate of the Employee, as applicable) shall be entitled to receive the severance and other benefits described in Section 2(a) above.

(d) Termination for Cause. If the Employee is terminated for Cause, then the Employee shall not be entitled to receive any severance or other benefits following the date of such termination under the terms of this Agreement, other than the compensation and benefits earned by the Employee through the date of the Employee’s termination of employment, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination except as otherwise required by applicable law.

(e) Release of Claims. The Employee’s right to receive severance benefits or accelerated vesting under this Agreement shall be conditioned upon the Employee’s execution and delivery of a Waiver and Release substantially in the form attached hereto as Exhibit A.

(f) Limitation of Payments and Benefits. If, due to the benefits provided under this Section 2, the Employee is subject to any excise tax due to characterization of any amounts payable under this Section 2 as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the gross amount payable in cash under this Section 2 will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code. The Company agrees to pay the Employee an amount equal to 20 percent (20%) of any severance payment that is subject to the additional tax imposed by Section 409A of the Code (excluding the payment described in this sentence) (the “Gross-Up Payment”). The Company will make the Gross-Up Payment at the same time it makes the first severance payment hereunder. If requested by the Employee, the parties shall amend or modify this Agreement in order to comply with the provisions of Section 409A of the Code (including any amendment or replacement of such section), to the extent applicable.

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Change of Control. “Change of Control” shall mean the occurrence of either of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities; or

(ii) (A) a merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total combined voting power represented by the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (B) the complete liquidation of the Company; or (C) the sale or disposition by the Company of all or substantially all the Company’s assets, unless the Company remains an operating business and a going concern.

(b) Involuntary Termination. “Involuntary Termination” shall mean the termination of the Employee’s employment with the Company without Cause (and not as a result of the Employee’s death or Disability) or Employee’s resignation within sixty (60) days after any of the following:

(i) Without the Employee’s express written consent, the assignment to the Employee of any significant duties or the significant reduction of the Employee’s duties, either of which is materially inconsistent with the Employee’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities, which is not effected for death, Disability or for Cause;

(ii) Without the Employee’s express written consent, any reduction by the Company in the Employee’s base salary and/or or maximum incentive bonus (subject, however, to satisfaction of applicable goals with respect to the actual amount of incentive bonus earned) as in effect immediately prior to such reduction, other than a reduction applied generally to executive officers of the Company;

(iii) Without the Employee’s express written consent, any reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction, other than a reduction applied generally to executive officers of the Company;

(iv) Without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location; or

(v) The failure of the Company to obtain the assumption of the terms of this Agreement by any successors contemplated in Section 5 below, provided, however, that the Employee’s resignation as a result of any of the foregoing conditions shall be a voluntary resignation, and not an Involuntary Termination, unless the Employee gives written notice of any such condition(s) to the Company and allows the Company at least ten (10) days thereafter to correct such condition(s).

(c) Cause. For purposes of this Agreement, a termination for “Cause” occurs if the Employee is terminated for any of the following reasons:

(i) The Employee’s theft, dishonesty, misconduct or intentional falsification of any employment or Company records;

(ii) The Employee’s intentional and improper disclosure or use of the Company’s confidential or proprietary information;

(iii) The Employee’s failure or inability to perform any assigned duty reasonably expected of a person holding the Employee’s position after written notice from the Company to the Employee of, and a reasonable opportunity to cure, such failure or inability; or

(iv) The Employee’s conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs the Employee’s ability to perform his or her duties for the Company.

(d) Disability. “Disability” shall mean that the Employee is unable to perform his or her duties as an employee of the Company as the result of his or her incapacity due to physical or mental impairment for 120 days (not necessarily consecutive) in any one (1) year period. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties as an employee of the Company before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

4. Employee Covenant Regarding Nonsolicitation. For a period of one (1) year following termination of employment for any reason, the Employee shall not recruit, solicit, or invite the solicitation of any employees of the Company to terminate their employment with the Company.

5. Successors.

(a) Company’s Successors. Any successor (or parent thereof) to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor (or parent thereof) to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. All rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Employee shall have no right to assign any of his obligations or duties under this Agreement to any other person or entity.

6. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 6 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than fifteen (15) days after the giving of such notice).

7. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except with respect to the Employment Benefits as described in Section 2(a)(i), shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Dispute Resolution/Mutual Waiver of Jury. The Company and the Employee acknowledge and agree that any dispute or controversy which may arise under this Agreement is likely to involve complicated and difficult issues. Therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this Agreement. The Company and the Employee agree to and hereby waive their respective rights to a jury trial as to matters arising out of the terms of this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this jury waiver, and (iii) each such party voluntarily waives his, her or its right to a trial by jury.

(f) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Prior Agreements. This Agreement shall supersede all prior arrangements whether written or oral, and understandings, regarding the subject matter of this Agreement. Notwithstanding the preceding, the provisions of the SAFLINK Corporation 2000 Stock Incentive Plan and any Options granted thereunder, including the determination of accelerated vesting upon the occurrence of certain events, shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Retention Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY	SAFLINK CORPORATION

By:

Title:

EMPLOYEE	By:

Printed Name: